As filed with the U.S. Securities and Exchange Commission on April 2, 2025.

Registration No. 333-282986

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________________

AMENDMENT NO. 9
TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________________

OMS Energy Technologies Inc.
(Exact name of Registrant as specified in its charter)

______________________

Not Applicable
(Translation of Registrants name into English)

______________________

Cayman Islands	3533	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10 Gul Circle
Singapore 629566
+65 6861 2677

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

______________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, New York 10168
+800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________

Copies to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yarona Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue 3rd Floor New York, NY 10017 Telephone: (212) 588-0022	Michael A. Hedge, Esq. Hillary O’Rourke, Esq. K&L Gates LLP 1 Park Plaza, Twelfth Floor Irvine, CA 92614 Telephone: (949) 253-0900

______________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The term new or revised financial accounting standard refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 9 is being filed solely for the purpose of filing exhibit 99.11 to this registration statement on Form F-1 (File No. 333-282986) or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. This Amendment No. 9 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 8 to the Registration Statement filed on March 26, 2025, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and Directors, except to the extent any such provision may be held by the Cayman Island courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to this registration statement, provides for indemnification by the underwriters of us and our executive officers and Directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Our Amended and Restated Articles of Association provide that, to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)     all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary, or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director)’s, secretary’s, or officer’s duties, powers, authorities or discretions; and

(b)    without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by the existing or former director (including alternate director), secretary, or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary, or officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, willful default, or willful neglect.

To the extent permitted by the Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary, or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary, or officer must repay the amount paid by us to the extent that we are ultimately found not liable to indemnify the director (including alternate director), secretary or that officer for those legal costs.

Item 7. Recent Sales of Unregistered Securities

During the past three years, we have issued securities which were not registered under the Securities Act. We believe that each of the issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

On December 27, 2023, at incorporation, our company issued 1 Class A Ordinary Shares of $0.0001 par value each (the “Class A Ordinary Shares”) as subscriber share to Ogier Global Subscriber (Cayman) Limited and on January 8, 2024, Ogier Global Subscriber (Cayman) Limited transferred the 1 Class A Ordinary Share to How Meng Hock.

On February 5, 2024, and February 9, 2024 the Company entered into convertible note agreements with RFWM VCC — RF Dynamic Fund and Vielink Asia Pte Ltd (the “holders”) respectively for a total principal sum of US$5,000,000 at a 10% cumulative simple interest per annum. In the event of the Company being approved for an initial public offering by the SEC, the holders may, upon written notice to the Company elect to have the principal sum converted into the applicable shares immediately prior to or upon such initial public offering and in any event not later than three (3) months after the initial public offering. The terms of the Convertible Note Agreements were such that in the event of conversion, the conversion price of the Ordinary Shares will be either a 40% discount on the purchase price of the Ordinary Shares at the time of the initial public offering or the agreed valuation divided by the pre-money capitalization of the company as of the date immediately prior to such conversion, whichever is lower. The applicable convertible note agreements are filed as Exhibits 10.9 and 10.10 to the registration statement of which this prospectus forms a part. On March 31, 2024, our company issued an aggregate of 9,999 Class A Ordinary Shares to OMS Energy Technologies Pte. Ltd. as consideration for acquiring 102,756,000 Ordinary Shares in OMS from OMS Energy Technologies Pte. Ltd. and on the same day, pursuant to a share purchase agreement, OMS Energy Technologies Pte. Ltd. as vendor transferred all of the 9,999 Class A Ordinary Share to three purchasers (the “Share Transfer”). As a result, upon completion of the Share Transfer, our company had 10,000 Class A Ordinary Shares in issue, among which (i) 9,000 Class A Ordinary Shares were held by How Meng Hock and 1,000 Class A Ordinary Shares were held by other minority shareholders.

On April 11, 2024, all of the shareholders of our company approved a share redesignation and change of authorized share capital, pursuant to which (i) each issued and unissued Class A Ordinary Shares was redesignated into 450,000,000 ordinary shares of USD0.0001 par value each and (ii) each issued and unissued Class B ordinary shares of USD0.0001 par value each was redesignated into 50,000,000 ordinary shares of USD0.0001 par value each (the “Share Redesignation”). Upon completion of the Share Redesignation, the authorized share capital of our company has become USD50,000 divided into 500,000,000 ordinary shares of USD0.0001 par value each and the number of issued shares in the share capital of our company was 10,000 Ordinary Shares, among which 9,000 Ordinary Shares were held by How Meng Hock and the remaining 1,000 Ordinary shares were held by 2 minority shareholders. On May 7, 2024, the Company further allotted 5,000 ordinary shares to certain other minority shareholders to reflect the current shareholders percentage prior to MBO. Thereafter, 15,000 Ordinary Shares were in issue and outstanding in the share capital of the Successor.

The May 7, 2024 and April 11, 2024 issuances were part of the same reorganization step and in aggregate, resulted in the issuance of 15,000 shares to all existing shareholders save for the minority shareholders pursuant to the convertible note agreements (the “Management Buyout Minority Shareholders”). This issuance reflects the agreed-upon ownership percentages of all Management Buyout Minority Shareholders in OMS Energy Technologies Pte. Ltd. under an entrustment arrangement between How Meng Hock and the Management Buyout Minority Shareholders, which was established prior to the Management Buyout event.

On September 30, 2024, pursuant to the Convertible Note Agreements, the total principal amount of US$5,000,000 of the notes issued pursuant to the Convertible Note Agreements, was converted into 750 Ordinary Shares of which 300 Ordinary Shares was issued to RFWM VCC — RF Dynamic Fund and 450 Ordinary Shares was issued to Vielink Asia Pte Ltd, respectively. Thereafter, there were 15,750 Ordinary Shares in issue and outstanding in the share capital of our Company.

On October 23, 2024, as part of the final step of the Company’s reorganization process, the Company issued a total of 38,729,250 Ordinary Shares on a pro rata basis to all of its existing shareholders. As of the date of this prospectus, there are currently 38,745,000 Ordinary Shares issued and outstanding.

Item 8. Exhibits and Financial Statement Schedules

(a)    Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9.  Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes:

1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)      To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5)      That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

6)      That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the placement method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424.

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

8)      That, for purposes of determining any liability under the Securities Act of 1933, (i) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description of document
1.1*	Form of Underwriting Agreement
3.1*	Amended and Restated Memorandum of Association and Amended and Restated Articles of Association of the Registrant
4.1*	Form of Representative’s Warrant
5.1*	Opinion of Ogier regarding the validity of securities being registered
5.2*	Opinion of Ortoli Rosenstadt LLP regarding the validity of the representative’s warrants being registered
8.1*	Opinion of Ogier regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
10.1*	Employment Agreement between the Registrant and How Meng Hock
10.2*	Employment Agreement between the Registrant and Kevin Yeo
10.3*	Independent Director Agreement between the Registrant and Chung Yew Pong
10.4*	Independent Director Agreement between the Registrant and Esther Teh Oun Pheng
10.5*	Independent Director Agreement between the Registrant and Datuk Loo Took Gee
10.6*ǂ	Form of Purchase Order Agreement between OMS (Saudi) and Aramco
10.7*ǂ	Form of Master Purchase Agreement between OMS (Malaysia) and Halliburton
10.8*ǂ	Form of Purchase Order Agreement between OMS (Saudi) and Global Pipe Company
10.9*ǂ	Convertible Note Agreement between the Registrant and RFWM VCC – RF DYNAMIC FUND
10.10*ǂ	Convertible Note Agreement between the Registrant and Vielink Asia Pte Ltd
10.11*ǂ	Lease Agreement between OMS (Singapore) and JTC Corporation for 10 Gul Circle, Singapore 629566
10.12*ǂ	Material terms of supply agreement between OMS (Saudi) and Aramco
10.13*ǂ	Form of Purchase Order Agreement between OMS (Singapore) and Marubeni-Itochu Tubulars Asia Pte Ltd
14.1*	Code of Ethics of the Registrant
14.2*	Insider Trading Policy of the Registrant
14.3*	Clawback Policy of the Registrant
21.1*	List of Subsidiaries of the Registrant
23.1*	Consent of Marcum Asia CPAs LLP
23.2*	Consent of Ogier (included in Exhibit 5.1)
23.3*	Consent of Chung Yew Pong as an independent director nominee
23.4*	Consent of Esther Teh Oun Pheng as an independent director nominee
23.5*	Consent of Datuk Loo Took Gee as an independent director nominee
23.6*	Consent of Shook Lin & Bok LLP (included in Exhibit 99.4)
23.7*	Consent of SRPP Ltd (included in Exhibit 99.5)
23.8*	Consent of Ali Budiardjo, Nugroho, Reksodiputro (included in Exhibit 99.6)
23.9*	Consent of GLA & Company Ltd. (included in Exhibit 99.7)
23.10*	Consent of Christopher & Lee Ong (included in Exhibit 99.8)
23.11*	Consent of HEP Law (included in Exhibit 99.9)
23.12*	Consent of Ortoli Rosenstadt LLP (included in Exhibit 5.2)
99.1*	Audit Committee Charter
99.2*	Compensation Committee Charter
99.3*	Nomination Committee Charter
99.4*	Opinion of Shook Lin & Bok LLP
99.5*	Opinion of SRPP Ltd
99.6*	Opinion of Ali Budiardjo, Nugroho, Reksodiputro
99.7*	Opinion of GLA & Company Ltd.
99.8*	Opinion of Christopher & Lee Ong
99.9*	Opinion of HEP Law
99.10*	Consent of Frost & Sullivan
99.11+	Request for Waiver and Representation under Item 8.A.4 of Form 20-F
107*	Filing Fee Table

____________

*        Filed previously

+        Filed herewith

ǂ         Portions of this exhibit have been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K. The Registrant undertakes to furnish a copy of all omitted schedules and exhibits to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on April 2, 2025.

OMS Energy Technologies Inc.
By:	/s/ How Meng Hock
Name:	How Meng Hock
Title:	Executive Director, Chairman of the Board, and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date:	April 2, 2025	/s/ How Meng Hock
How Meng Hock Chief Executive Officer, Executive Director and Chairman of the Board (Principal Executive Officer)
Date:	April 2, 2025	/s/ Ng Tse Meng
Ng Tse Meng Non-Executive Director
Date:	April 2, 2025	/s/ Kevin Yeo
Kevin Yeo Chief Financial Officer (Principal Financial and Accounting Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement or amendment thereto in New York, New York, United States of America on April 2, 2025.

COGENCY GLOBAL INC.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.